                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-2.

                        LEHMAN BROTHERS HOLDINGS INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
                                     N/A
--------------------------------------------------------------------------------
      (Name of Person(s) Filing Proxy Statement, if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-12.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

--------------------------------------------------------------------  LEHMAN
RICHARD S. FULD, JR.                                                  BROTHERS
Chairman and Chief Executive Officer                                  HOLDINGS
                                                                      INC.


                                                         February 14, 1997

Dear Stockholder:

The Annual Meeting of Stockholders of Lehman Brothers Holdings Inc. (the "Company") will be held on Wednesday, March 26, 1997, at 10:30 a.m. (New York
Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285. A notice of the meeting, a proxy card and a proxy statement containing information about the matters to be acted upon are enclosed. You are cordially invited to attend.

All holders of record of the Company's outstanding shares of Common Stock, Cumulative Convertible Voting Preferred Stock, Series A, and Redeemable Voting Preferred Stock as of February 5, 1997 will be entitled to vote at the Annual Meeting. It is important that your shares be represented at the meeting. You will be asked to (i) elect three Class III Directors and (ii) ratify the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year. Accordingly, we request that you promptly sign, date and return the enclosed proxy card regardless of the number of shares you hold.

                                          Very truly yours,

                                          /s/ Richard S. Fuld, Jr.
                                          ------------------------------
                                          RICHARD S. FULD, JR.

                         LEHMAN BROTHERS HOLDINGS INC.

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

To the Stockholders of Lehman Brothers Holdings Inc.:

     The Annual Meeting of Stockholders (the "Annual Meeting") of the Company will be held on Wednesday, March 26, 1997, at 10:30 a.m. (New York Time), at the 26th Floor Auditorium, 3 World Financial Center, 200 Vesey Street, New York, New York 10285 to:

          (1) Elect three Class III Directors for terms of three years each;

          (2) Ratify the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year; and

          (3) Act on any other business which may properly come before the Annual Meeting or any adjournment thereof.

     THE COMPANY WILL ADMIT TO THE ANNUAL MEETING STOCKHOLDERS OF RECORD, PERSONS HOLDING PROOF OF BENEFICIAL OWNERSHIP OR WHO HAVE BEEN GRANTED PROXIES AND ANY OTHER PERSON THAT THE COMPANY, IN ITS SOLE DISCRETION, MAY ELECT TO ADMIT. IF YOU PLAN TO ATTEND THE ANNUAL MEETING, PLEASE CHECK THE APPROPRIATE BOX ON YOUR PROXY CARD.

     Stockholders of record at the close of business on February 5, 1997 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof. A list of such Stockholders will be available at the Annual Meeting and, during the ten days prior thereto, at the office of the Company's Corporate Secretary, 3 World Financial Center, 24th Floor, New York, New York 10285.

     A copy of the Company's Annual Report to Stockholders is enclosed herewith unless the Stockholder is a Lehman Brothers employee. The Company's Annual Report to Stockholders is being separately distributed to Lehman Brothers employees.

                                          By Order of the Board of Directors

                                               /s/  Karen C. Manson
                                          ----------------------------------
                                                    KAREN C. MANSON
                                                       Secretary

New York, New York
February 14, 1997

     WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE ANNUAL MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED PREPAID ENVELOPE.

                         LEHMAN BROTHERS HOLDINGS INC.
                            3 WORLD FINANCIAL CENTER
                            NEW YORK, NEW YORK 10285

                                                               February 14, 1997

                                PROXY STATEMENT

     VOTE BY PROXY. This proxy statement ("Proxy Statement") is furnished in connection with the solicitation of the accompanying proxy by the Board of Directors of the Company (the Company, together with its subsidiaries, the "Firm") for the Company's Annual Meeting of Stockholders to be held on Wednesday, March 26, 1997 at 10:30 a.m. (New York Time), or any adjournment thereof ("Annual Meeting"). This Proxy Statement and the proxy ("proxy card" or "proxy") are expected to be mailed to stockholders of the Company ("Stockholders") on or about February 14, 1997.

     You are cordially invited to attend the Annual Meeting, but whether or not you expect to attend in person, you are urged to sign and date the enclosed proxy and return it in the enclosed, prepaid envelope. Stockholders have the right to revoke their proxies at any time prior to the time their shares are actually voted by (i) giving written notice to the Corporate Secretary of the Company, (ii) by subsequently filing a later dated proxy or (iii) by attending the Annual Meeting and voting in person. Please note that attendance at the meeting will not by itself revoke a proxy.

     The enclosed proxy indicates on its face the number of shares of common and/or preferred stock registered in the name of each Stockholder of record on February 5, 1997. Proxies furnished to employees also indicate the number of shares, if any, (i) held by the employee under the Lehman Brothers Holdings Inc. Employee Stock Purchase Plan ("ESPP"), (ii) allocated to the employee's Lehman Brothers Holdings Inc. Employee Stock Ownership Plan ("ESOP") account, and (iii) held by the employee in brokerage accounts at Lehman Brothers Inc. ("LBI"). Proxies returned by employees who participate in the ESOP will be considered to be voting instructions to the ESOP trustee ("ESOP Trustee") with respect to shares allocated to such participant's account. Pursuant to the terms of the ESOP trust agreement, the ESOP Trustee shall vote unallocated shares and allocated shares for which no voting instructions are received in a manner that the Trustee judges to be in the best interest of participants in the ESOP. Proxies returned by employees with LBI brokerage accounts will be considered voting instructions to LBI with respect to shares held in such accounts. Under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan ("TDSP"), the trustees of the TDSP shall vote all the shares held in participating employees' accounts in a manner which they believe to be in the best interest of the participants.

     CONFIDENTIAL VOTING. The proxies, ballots and voting tabulations relating to individual Stockholders are kept private by the Company. Such documents are available for examination only by Inspectors of Election and certain employees of the Company's tabulating agents engaged in processing proxy cards and tabulating votes. The vote of any Stockholder is not disclosed to management except as may be necessary to meet legal requirements. However, all comments directed to management from Stockholders, whether written on the proxy card or elsewhere, will be forwarded to management.

     GENERAL. Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted as follows:

          FOR the election of the three nominees for Class III Directors named below; and

          FOR the ratification of the Board of Directors' selection of Ernst & Young LLP as the Company's independent auditors for the 1997 fiscal year.

     In the event a Stockholder specifies a different choice on the proxy, his or her shares will be voted in accordance with the specification so made.

     The Company's 1996 Annual Report has been distributed to Stockholders in connection with this solicitation. A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC") ON FORM 10-K, EXCLUSIVE OF EXHIBITS, MAY BE OBTAINED WITHOUT CHARGE BY WRITING TO: LEHMAN BROTHERS HOLDINGS INC., 3 WORLD FINANCIAL CENTER, 24TH FLOOR, NEW YORK, NEW YORK 10285 ATTN.:
CORPORATE SECRETARY. The Company's 1996 Annual Report and 1996 Annual Report on Form 10-K also will be available through Lehman Brothers Web Site: http://www.lehman.com.

     COST OF SOLICITATION. The cost of soliciting these proxies will be borne by the Company. In addition to solicitation by mail, proxies may be solicited by directors, officers or employees of the Company in person or by telephone or telegram, or other means of communication, for which no additional compensation will be paid. The Company has engaged the firm of Georgeson & Company Inc. to assist the Company in the distribution and solicitation of proxies. The Company has agreed to pay Georgeson a fee of $15,000 plus expenses for its services.

     The Company also will reimburse brokerage houses, including the Company's wholly-owned subsidiary, LBI, and other custodians, nominees and fiduciaries for their reasonable expenses, in accordance with the rules and regulations of the SEC, the New York Stock Exchange, Inc. ("NYSE") and other exchanges, in sending proxies and proxy materials to the beneficial owners of shares of the Company's voting securities.

     THE VOTING STOCK. The Company has three classes of voting stock: Common Stock, par value $.10 per share (the "Common Stock"), Cumulative Convertible Voting Preferred Stock, Series A, par value $1.00 per share (the "Series A Preferred Stock") and Redeemable Voting Preferred Stock, par value $1.00 per share ("Redeemable Preferred Stock") (the Series A Preferred Stock and Redeemable Preferred Stock are collectively referred to herein as the "Preferred Stock" and the Common Stock and the Preferred Stock are collectively referred to herein as the "Voting Stock").

     As of February 5, 1997, there were 100,808,526 shares of Common Stock outstanding (exclusive of 6,345,366 shares held in the treasury), each of which is entitled to one vote with respect to each matter to be voted on at the Annual Meeting, and there were outstanding 13,000,000 shares of Series A Preferred Stock and 1,000 shares of Redeemable Preferred Stock, each of which is entitled to .3178313 and 1,059 votes per share, respectively. There is no cumulative voting provision for Common Stock or Preferred Stock. The Common Stock and the Preferred Stock will vote together as a single class on each matter to be voted on at the meeting. The presence in person or by proxy at the Annual Meeting of the holders of a majority of the shares of Common Stock and Preferred Stock outstanding and entitled to vote shall constitute a quorum.

     As of February 5, 1997, American Express Company ("American Express") owned no shares of Common Stock and 92.8% of the outstanding shares of Redeemable Preferred Stock, representing less than 1% of the Voting Stock. American Express has agreed that so long as it or any of its subsidiaries holds any shares of the Redeemable Preferred Stock, it will vote such shares in the same proportion as the votes cast by the holders of shares of Common Stock on matters to be voted on by Stockholders.

     As of February 5, 1997, Nippon Life Insurance Company ("Nippon Life") owned 70.5% and 7.2% of the outstanding shares of the Series A Preferred Stock and Redeemable Preferred Stock, respectively, and approximately 5.4% of the outstanding Common Stock, representing in the aggregate approximately 8.0% of the outstanding Voting Stock.

     STOCKHOLDERS ENTITLED TO VOTE. Only Stockholders of record at the close of business on February 5, 1997 will be entitled to notice of and to vote at the Annual Meeting.

                     INFORMATION AS TO CERTAIN STOCKHOLDERS

     To the knowledge of management, except as described below, no person beneficially owned more than five percent of any class of Voting Stock as of December 31, 1996.

                                                                          NUMBER OF      PERCENT OF
              TITLE OF CLASS                 NAME OF BENEFICIAL OWNER       SHARES         CLASS
-------------------------------------------  -------------------------    ----------     ----------
Common Stock...............................  FMR Corp.(a)                 13,109,621(b)     13.0%
Common Stock...............................  Nippon Life(c)                8,400,307(d)      8.4%
Common Stock...............................  Prudential Insurance          7,153,636(f)      7.1%
                                               Company of America(e)
Cumulative Convertible Voting
  Preferred Stock, Series A................  Nippon Life(c)                9,163,683        70.5%
Redeemable Voting Preferred Stock..........  American Express(g)                 928(h)     92.8%
Redeemable Voting Preferred Stock..........  Nippon Life(c)                       72         7.2%

---------------
(a) The address of FMR Corp. is 82 Devonshire Street, Boston, MA 02109.

(b) Based on Amendment No. 3 to Schedule 13G, dated February 14, 1997, filed by FMR Corp. and Edward C. Johnson 3rd. Includes 12,650,301 shares beneficially owned by Fidelity Management & Research Company, a registered investment adviser, as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940 and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; 355,620 shares beneficially owned by Fidelity Management Trust Company, a bank and subsidiary of FMR Corp., as a result of its serving as trustee or managing agent for various private investment accounts, primarily employee benefit plans and serving as investment adviser to certain other funds which are generally offered to limited groups of investors; and 103,700 shares beneficially owned by Fidelity International Limited, an entity independent of FMR Corp., as a result of its serving as investment adviser to various non-U.S. investment companies. FMR Corp. has sole voting power over 327,340 shares and sole dispositive power with respect to 13,009,621 shares. Fidelity International Limited ("FIL") has sole voting and dispositive power with respect to all the shares it beneficially owns. Edward C. Johnson 3rd, Chairman of FMR Corp., Abigail Johnson, an FMR Director, and members of the Johnson family may be deemed to be a controlling group of FMR Corp. FMR Corp. and FIL each disclaim beneficial ownership of shares held by the others.

(c) The address of Nippon Life is 2-2, Yurakucho, 1-Chome, Chiyoda-ku, Tokyo, 100, Japan.

(d) Includes 2,912,505 shares of Common Stock issuable upon conversion of the Series A Preferred Stock. Based upon information furnished by Nippon Life, Nippon Life has sole investment and sole voting power over all shares.

(e) The address of The Prudential Insurance Company ("Prudential") is 751 Broad Street, Newark, NJ 07102.

(f) Based on Amendment No. 1 to Schedule 13G, dated January 27, 1997, filed by Prudential. Prudential has sole investment and sole voting power over 13,887 shares and shared voting and shared dispositive power over 7,139,749 shares. These shares are held for the benefit of Prudential clients by its separate accounts, externally managed accounts, registered investment companies, subsidiaries and/or other affiliates.

(g) The address of American Express is 3 World Financial Center, New York, New York 10285.

(h) Based on information furnished by American Express, American Express has sole investment and sole voting power over all shares.

                                   PROPOSAL 1

                        ELECTION OF CLASS III DIRECTORS

     At the Annual Meeting three Class III Directors are to be elected, each to serve until the Annual Meeting in 2000 and until his or her successor is elected and qualifies. The Restated Certificate of Incorporation of the Company establishes a classified Board of Directors with three classes, designated Class I, Class II and Class III. The terms of Class I and Class II Directors continue until the Annual Meetings in 1999 and 1998, respectively.

     The three nominees for Director are: Thomas H. Cruikshank, Henry Kaufman and John D. Macomber. Messrs. Cruikshank, Kaufman and Macomber were elected Class III Directors in 1996, 1995 and 1994, respectively.

     The three nominees receiving the greatest number of votes cast by the holders of the Voting Stock will be elected as Class III Directors of the Company. Unless authority to vote is withheld, the persons specified in the enclosed proxy intend to vote for the aforementioned nominees, all of whom have consented to being named in this Proxy Statement and to serving if elected. Although management knows of no reason why any nominee would be unable to serve, the persons designated as proxies reserve full discretion to vote for another person in the event any such nominee is unable to serve.

     The following information is provided with respect to the nominees for Director and the incumbent Directors. Italicized wording indicates principal occupation.

             NOMINEES FOR ELECTION AS CLASS III DIRECTORS TO SERVE
                 UNTIL THE 2000 ANNUAL MEETING OF STOCKHOLDERS

THOMAS H. CRUIKSHANK                      DIRECTOR SINCE 1996            AGE: 65

     Retired Chairman and Chief Executive Officer of Halliburton Company. Mr. Cruikshank was the Chairman of Halliburton Company, a major petroleum industry company, from 1989 to 1995. He joined the company in 1969, and served as a Director from 1977 to 1996. Mr. Cruikshank is a member of the Board of Directors of The Goodyear Tire & Rubber Company, The Williams Companies, Inc., Central and South West Corporation, and Seagull Energy Corporation. He is a member of the Company's Audit Committee.

HENRY KAUFMAN                             DIRECTOR SINCE 1995            AGE: 69

     President of Henry Kaufman & Company, Inc. Dr. Kaufman has been President of Henry Kaufman & Company, Inc., an investment management and economic and financial consulting firm, since 1988. For the previous 26 years, he was with Salomon Brothers Inc, where he was a Managing Director, Member of the Executive Committee, and in charge of Salomon's four research departments. He was also a Vice Chairman of the parent company, Salomon Inc. Before joining Salomon Brothers, Dr. Kaufman was in commercial banking and served as an economist at the Federal Reserve Bank of New York. Dr. Kaufman is a Director of Federal Home Loan Mortgage Corporation and W. R. Berkley Corporation. He is the Chairman of the Board of Trustees of the Institute of International Education, the Chairman of the Board of Overseers of the Stern School of Business of New York University and the President of the Board of Trustees of the Animal Medical Center. Dr. Kaufman is a Member of the Board of Trustees of the Whitney Museum of American Art, a Member of the International Capital Markets Advisory Committee of the Federal Reserve Bank of New York, a Member of the Advisory Committee to the Investment Committee of the International Monetary Fund Staff Retirement Plan and a Member of the Board of Governors of Tel-Aviv University. Dr. Kaufman has been a Director of the Company since 1995. He is Chairman of the Company's Finance Committee and a member of the Nominating Committee.

JOHN D. MACOMBER                          DIRECTOR SINCE 1994            AGE: 69

     Principal of JDM Investment Group. Mr. Macomber has been a Principal of JDM Investment Group, a private investment firm, since 1992. He was Chairman and President of the Export-Import Bank of the United States from 1989 to 1992, Chairman and Chief Executive Officer of Celanese Corporation from 1973 to 1986 and a Senior Partner at McKinsey & Co. from 1954 to 1973. Mr. Macomber is a Director of Bristol-Myers Squibb Company, The Brown Group, Inc., Pilkington Ltd., Textron Inc. and Xerox Corporation. He is also a Director of the Atlantic Council of the United States, the French-American Foundation and the National Executive Services Corps. Mr. Macomber is Chairman of the Council for Excellence in Government. Mr. Macomber is on the Advisory Board of the Center for Strategic & International Studies and the Yale School of Management. He is a Trustee of the Carnegie Institution of Washington and the Folger Library. He is also a member of the Council on Foreign Relations and the Bretton Woods Committee. Mr. Macomber has been a Director of the Company since 1994. He is Chairman of the Company's Compensation and Benefits Committee, and a member of the Company's Executive Committee and Nominating Committee.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ALL NOMINEES.

               CLASS II DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      1998 ANNUAL MEETING OF STOCKHOLDERS

MICHAEL L. AINSLIE                        DIRECTOR SINCE 1996            AGE: 53

     Private Investor and former President and Chief Executive Officer of Sotheby's Holdings. Mr. Ainslie, a private investor, is the former President, Chief Executive Officer and a director of Sotheby's Holdings. He was Chief Executive Officer of Sotheby's from 1984 to 1994. From 1980 to 1984 he was President of the National Trust for Historic Preservation. From 1975 to 1980 he was Chief Operating Officer of N-Ren Corp., a Cincinnati based chemical manufacturer. From 1971 to 1975, he was President of Palmas Del Mar, a real estate development company. He began his career as an associate with McKinsey and Company. He is Vice Chairman of the Board of Directors of the New York Landmarks Conservancy, as well as a Trustee of Vanderbilt University. Mr. Ainslie serves as a Director of the United States Tennis Association and is also Chairman of the Posse Foundation. He is a member of the Company's Audit Committee.

ROGER S. BERLIND                          DIRECTOR SINCE 1985            AGE: 66

     Theatrical Producer. Roger S. Berlind, who is also a private investor, has been a theatrical producer and principal of Berlind Productions since 1981. Mr. Berlind is also a Director of LBI, a Governor of the League of American Theaters and Producers and has served as a Trustee of Princeton University, the Eugene O Neill Theater Center and the American Academy of Dramatic Arts. Mr. Berlind has been a Director of the Company since 1985. He is Chairman of the Company's Audit Committee and a member of the Finance Committee.

DINA MERRILL                              DIRECTOR SINCE 1988            AGE: 68

     Vice Chairman of RKO Pictures, Inc. and Actress. Dina Merrill, a Director and Vice Chairman of RKO Pictures, Inc., is an actress and also a private investor. Ms. Merrill was a Presidential Appointee to the Kennedy Center Board of Trustees and is a Vice President of the New York City Mission Society, a Trustee of the Eugene O'Neill Theater Foundation and a member of the board of Project Orbis, the Juvenile Diabetes Foundation and the Museum of Television and Radio. Ms. Merrill has been a Director of the Company since 1988. She is a member of the Company's Compensation and Benefits Committee and Nominating Committee.

MASATAKA SHIMASAKI                        DIRECTOR SINCE 1994            AGE: 53

     Director and General Manager for the Americas of Nippon Life. Mr. Shimasaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1967, has been General Manager for the Americas since March 1994, and has been a Director since July 1994. He was General Manager, International Planning Department of Nippon Life from 1993 until March 1994. Mr. Shimasaki was General Manager of Nippon Life's International Finance Department from 1990 until 1993, and Chief Representative of Nippon Life's London Representative Office from 1988 through 1990. Mr. Shimasaki is also a Director of PanAgora Asset Management, Inc. Mr. Shimasaki has been a Director of the Company since 1994. He is a member of the Company's Audit Committee and the Company's Finance Committee.

                CLASS I DIRECTORS WHOSE TERMS CONTINUE UNTIL THE
                      1999 ANNUAL MEETING OF STOCKHOLDERS

JOHN F. AKERS                             DIRECTOR SINCE 1996            AGE: 62

     Retired Chairman of International Business Machines Corporation. Mr. Akers, a private investor, is the retired Chairman of the Board of Directors of International Business Machines Corporation. Mr. Akers served as Chairman of the Board of Directors and Chief Executive Officer of IBM from 1985 until his retirement on May 1, 1993, completing a 33-year career with IBM. Mr. Akers is a Director of W. R. Grace & Co., the New York Times Company, PepsiCo, Inc., Hallmark Cards, Inc. and Springs Industries and a member of the U.S. Advisory Board of Zurich Insurance Company and the Advisory Board of Directorship. He is a former member of the Board of Trustees of the California Institute of Technology and The Metropolitan Museum of Art, as well as the former Chairman of the Board of Governors of United Way of America. Mr. Akers is also a former member of President George Bush's Education Policy Advisory Committee. He is a member of the Company's Finance Committee and Compensation and Benefits Committee.

RICHARD S. FULD, JR.                      DIRECTOR SINCE 1990            AGE: 50

     Chairman and Chief Executive Officer. Mr. Fuld has been Chairman of the Board of Directors of the Company and LBI since April 1994 and Chief Executive Officer of the Company and LBI since November 1993. He is also a member of the Corporate Management Committee. Mr. Fuld was President and Chief Operating Officer of the Company and LBI from March 1993 to April 1994 and was Co-President and Co-Chief Operating Officer of both corporations from January 1993 to March 1993. He was President and Co-Chief Executive Officer of the Lehman Brothers Division from August 1990 to March 1993. Mr. Fuld was a Vice Chairman of LBI from August 1984 until 1990. He also serves as a Director and executive officer of several of the Company's subsidiaries. Mr. Fuld has been a Director of LBI since 1984 and a Director of the Company since 1990. Mr. Fuld is a trustee of Mount Sinai Medical Center, a member of the Executive Committee of Mount Sinai Children's Center Foundation, a trustee of Wilbraham & Monson Academy and a Director of Ronald McDonald House and the New York Stock Exchange. He is Chairman of the Company's Executive Committee and Chairman and a non-voting member of the Company's Nominating Committee.

KATSUMI FUNAKI                            DIRECTOR SINCE 1991            AGE: 55

     Senior General Manager of International Business of the Finance and Investment Planning Office of Nippon Life. Mr. Funaki has been affiliated with Nippon Life, Japan's largest insurance company, since 1964 and has been Senior General Manager for International Business of the Finance and Investment Planning Office since March 1994. Mr. Funaki was Chief General Manager for the Americas from 1993 through March 1994, and General Manager for North America from March 1991 until 1993. He was Deputy Chief of International Investment Headquarters of Nippon Life from 1990 to 1991. Mr. Funaki was General Manager of the International Investment Department of Nippon Life from 1988 to 1990 and Deputy General Manager of the International Investment Department of Nippon Life from 1986 to 1988. Mr. Funaki has been a Director of the Company since 1991.

                      COMMITTEES OF THE BOARD OF DIRECTORS

     The Executive, Audit, Compensation and Benefits, Finance and Nominating Committees of the Board of Directors are described below.

     EXECUTIVE COMMITTEE. The Executive Committee consists of Mr. Fuld, who chairs the Executive Committee, and Mr. Macomber. The Executive Committee has the authority, in the intervals between meetings of the Board of Directors, to exercise all of the authority of the Board of Directors, except for those matters that the Delaware General Corporation Law or the Restated Certificate of Incorporation reserves to the full Board of Directors. The Executive Committee acted by unanimous written consent thirteen times during the 1996 fiscal year.

     AUDIT COMMITTEE. The Audit Committee consists of Roger Berlind, who chairs the Audit Committee, and Messrs. Ainslie, Cruikshank and Shimasaki, all of whom are Non-employee Directors. The Audit Committee represents the Board in discharging its responsibilities relating to the accounting, reporting and financial control practices of the Company. The Audit Committee has general responsibility for surveillance of financial controls, as well as for the Company's accounting and audit activities. The Audit Committee annually reviews the qualifications of the independent auditors, makes recommendations to the Board of Directors as to their selection, reviews the audit plan, fees and results of their audit, and approves their non-audit services and related fees. The Audit Committee held three meetings during the 1996 fiscal year.

     COMPENSATION AND BENEFITS COMMITTEE. The Compensation and Benefits Committee (the "Compensation Committee") consists of Mr. Macomber, who chairs the Compensation Committee, and Mr. Akers and Ms. Merrill, all of whom are Non-employee Directors. The Compensation Committee establishes corporate policy and programs with respect to the compensation of officers and employees of the Firm, including establishing compensation policies and practices, such as salary, cash incentive, restricted stock, long-term incentive compensation and stock purchase plans and other programs, and making grants under such plans. The Compensation Committee also establishes and administers all of the Company's employee benefit and compensation plans and has the authority, where appropriate, to delegate its duties. The Compensation Committee held five meetings during the 1996 fiscal year and acted by telephone or unanimous written consent five times.

     FINANCE COMMITTEE. The Finance Committee consists of Mr. Kaufman, who chairs the Finance Committee, and Messrs. Akers, Berlind and Shimasaki. The Finance Committee reviews and advises the Board of Directors on financial policies and practices of the Company, and periodically reviews, among other things, major capital expenditure programs and significant capital transactions and recommends a dividend policy to the Board of Directors. The Finance Committee held two meetings during the 1996 fiscal year.

     NOMINATING COMMITTEE. The Nominating Committee consists of Mr. Fuld, who chairs the Nominating Committee but is a non-voting member and three Non-employee Directors, Messrs. Kaufman and Macomber and Ms. Merrill. The Nominating Committee considers and makes recommendations to the Company's Board of Directors with respect to the size and composition of the Board of Directors and Board Committees and with respect to potential candidates for membership on the Board of Directors. The Nominating Committee held two meetings during the 1996 fiscal year. The Nominating Committee will consider nominees for Director recommended by Stockholders. Stockholders wishing to submit recommendations for the 1998 Annual Meeting of Stockholders should write to the Corporate Secretary, Lehman Brothers Holdings Inc., 3 World Financial Center, 24th Floor, New York, New York 10285. The Company's bylaws contain time limitation, procedures and requirements relating to Stockholder nominations.

                      ATTENDANCE AT MEETINGS BY DIRECTORS

     The Board of Directors held seven meetings during the 1996 fiscal year and acted once by unanimous written consent. All Directors other than Mr. Funaki, who resides in Japan, attended 75 percent or more of the aggregate of (a) the total number of meetings of the Board held during the period when he or she was a Director and (b) the total number of meetings held by all Committees of the Board on which he or she served during the period when he or she was a Director. The number of meetings held by each Committee during the 1996 fiscal year is set forth above.

                       COMPENSATION OF CURRENT DIRECTORS

     Non-employee Directors receive an annual retainer of $45,000 and are reimbursed for reasonable travel and related expenses. No additional fees are paid for attendance at Board of Directors or Committee meetings. Each Director is expected to attend all Board meetings. Compensation for attending meetings is deemed to be included within the annual retainers which are paid quarterly; however, the fourth quarter payment will be withheld for failure to attend 75% of the required number of meetings. Each Non-employee Director who served as chairman of a Committee of the Board of Directors receives an additional annual retainer of $7,500 per Committee and each Non-employee Director who serves as a member of the Executive Committee receives an additional annual retainer of $15,000.

     Restricted Stock Unit Grants for Non-Employee Directors. Under the terms of the Company's 1994 Management Ownership Plan, a grant of Restricted Stock Units ("RSUs") representing $30,000 fair market value of Common Stock (as of the date of the Annual Meeting) will be made to each Non-employee Director on the first business day following the Company's Annual Meeting of Stockholders for each year that such plan is in effect. As of each date that a dividend is paid on Common Stock, each Non-employee Director holding RSUs shall be credited with a number of additional RSUs equal to the product of (A) the dividend paid on one share of Common Stock, multiplied by (B) the number of RSUs held by the Non-employee Director, divided by (C) the closing price of Common Stock on the NYSE on such date. One-third of the RSUs granted to Non-employee Directors will vest on each of the first three anniversaries of the date of grant, or, if earlier, immediately upon death, disability or termination of service as a Non-employee Director after serving ten years. One-third of a Non-employee Director's vested RSUs is payable in Common Stock on each of the first three anniversaries following death, disability or termination of service. The number of RSUs granted will be based on the closing price of the Common Stock on the NYSE on the day such units are awarded.

     The Company's Deferred Compensation Plan for Non-employee Directors. The Company's Deferred Compensation Plan for Non-employee Directors is a non-qualified deferred compensation plan which provides each Non-employee Director an opportunity to elect to defer receipt of compensation to be earned for services on the Board of Directors. Each Non-employee Director may elect to defer all or a specified percentage of his or her future compensation (or such election may be limited to such Non-employee Director's annual retainer fees) with respect to one or more terms as Director. Such an election can be revoked only by a showing of financial hardship and with the consent of the Compensation Committee. Amounts deferred are credited quarterly with interest, based upon the average 30-day U.S. Treasury Bill rate, and compounded annually. Deferred amounts will be paid in either a lump sum or in annual installments over a period not to exceed ten years as elected by the Non-employee Director. Payments will commence pursuant to an election by the Non-employee Director at a specified date in the future or upon termination of service as a Non-employee Director.

     The Company's Frozen Retirement Plan for Non-employee Directors. Prior to May 1994, the Company maintained the Company's Retirement Plan for Non-employee Directors which was a non-qualified retirement plan which provided a limited annual retirement benefit for Non-employee Directors who had earned five or more years of service as defined in the plan. Participation in this plan was frozen on May 31, 1994. Any Non-employee Director who had, on such date, completed at least five years of service as a Director (determined in accordance with this plan) has vested benefits under this plan. Any individual who was a Non-employee Director on such date, but had not completed five years of service as of such date, will acquire vested benefits under this plan at the time such individual completes such five years of service as a Director. Any individual who becomes a Non-employee Director after such date is ineligible to participate in this plan. Vested benefits under this plan will be paid after the individual ceases to be a Director.

                       EXECUTIVE OFFICERS OF THE COMPANY

     The current Executive Officers of the Company are set forth below, excluding Mr. Fuld whose biography is included above. The Executive Officers comprise the Company's Corporate Management Committee, which performs broad, policy making functions for the Company.

JEREMIAH M. CALLAGHAN                                                    AGE: 53

     Chief of Operations and Technology. Mr. Callaghan has been the Firm's Chief of Operations and Technology, a Managing Director of LBI and head of the Firm's Trading Services Division since 1993. He is also a member of the Lehman Brothers Operating Committee and Corporate Management Committee. Prior to joining Lehman Brothers, Mr. Callaghan held various senior positions in the securities processing and operations groups of the American Express Information Services Corporation (now First Data Corp.) and Shearson Lehman Brothers. At Shearson Lehman Brothers, he was head of the Securities Processing Group. Mr. Callaghan previously was a Senior Managing Director at Bear Stearns as well as a member of its management and operations committees. He worked at Bear Stearns from 1975 to 1988, when he left the firm to work full time at Covenant House, a non-profit organization for troubled young people. Before joining Bear Stearns, Mr. Callaghan had held positions at Industrial Bank of Japan, Lynch Jones & Ryan and Coopers & Lybrand.

JOHN L. CECIL                                                            AGE: 42

     Chief Administrative Officer. Mr. Cecil has been Chief Administrative Officer of the Company and LBI as well as a Managing Director of LBI since January 1994. Mr. Cecil is also a member of the Operating Committee and Corporate Management Committee. Mr. Cecil joined McKinsey & Company, Inc. in 1980 where he was elected a partner in 1986 and was a Director from 1991 through December 1993. Mr. Cecil is a member of the Board of Directors of Graham-Windham Agency and is the Chairman of its Executive Committee.

CHARLES B. HINTZ                                                         AGE: 47

     Chief Financial Officer. Mr. Hintz has been Chief Financial Officer of the Company and LBI since March 1996, as well as a member of the Operating Committee and Corporate Management Committee. He also has been a Managing Director of LBI since March 1996. He is responsible for the Firm's Financial Management and Control, Treasury and Tax and Capital Planning, Asset/Liability Management, and Creditor and Rating Agency Relations. Mr. Hintz served 10 years with Morgan Stanley Group, most recently as Managing Director and Treasurer. Mr. Hintz is on the Board of Directors of the Treasury Managers Association (CCM), and a member of the Financial Executives Institute and the National Investor Relations Institute. He is a Lieutenant Commander in the U.S. Naval Reserve.

THOMAS A. RUSSO                                                          AGE: 53

     Chief Legal Officer. Mr. Russo has been Chief Legal Officer and a member of the Corporate Management Committee of the Company since 1994. He has been a Managing Director of LBI since 1993. He is head of the Company's Corporate Advisory Division with responsibility for Legal, Compliance, Corporate Communications, Internal Audit, Investor Relations, Government Relations, the Diversified Asset Group and the Documentation Group, as well as the Firm's Investment and Commitments Committees. Mr. Russo is also a member of the Lehman Brothers Operating Committee and serves as Chairman of the Company's New Products Committee and Operating Exposures Committee. From 1977 until he joined LBI in 1993, Mr. Russo was a partner at the law firm of Cadwalader, Wickersham & Taft where he had a financial markets and general corporate practice.

SECURITY OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Stock as of December 31, 1996 for each Director, each nominee for Director, each Executive Officer named in the Summary Compensation Table and all Directors and Executive Officers of the Company as a group. Except as described below, each of the persons listed below has sole voting and investment power with respect to the shares shown. None of the individuals beneficially owns any of the Company's outstanding Preferred Stock or as much as 1.0% of the outstanding Common Stock.

                                                                          NUMBER OF SHARES OF
                                                                         COMMON STOCK WHICH MAY
                                                   NUMBER OF SHARES      BE ACQUIRED WITHIN 60
                 BENEFICIAL OWNERS                OF COMMON STOCK(a)              DAYS
    --------------------------------------------  ------------------     ----------------------
    Michael L. Ainslie..........................          1,000                        0
    John F. Akers...............................          1,000                        0
    Roger S. Berlind............................        107,148(b)                     0
    Jeremiah M. Callaghan.......................          6,187                  129,173
    John L. Cecil...............................          8,190                  119,999
    Thomas H. Cruikshank........................          4,000                        0
    Richard S. Fuld, Jr. .......................        190,343(c)               359,230
    Katsumi Funaki..............................              0                        0
    Charles B. Hintz............................            510                        0
    Henry Kaufman...............................         35,000(d)                     0
    John D. Macomber............................         22,000                        0
    Dina Merrill................................          5,240                        0
    Thomas A. Russo.............................         26,199                   83,412
    Masataka Shimasaki..........................              0                        0
    All Current Directors and Executive Officers
      as a group (14 individuals)...............        406,817                  691,814

---------------
(a) This chart does not include 4,627 RSUs held by each of Messrs. Berlind, Funaki, Macomber, Shimasaki and Ms. Merrill; 2,911 RSUs held by Mr. Kaufman or 1,220 RSUs held by Mr. Akers. Messrs. Ainslie and Cruikshank each will receive their first payment of RSUs on March 27, 1997. RSUs held by the Executive Officers are set forth in footnote (a) of the Summary Compensation Table on page 13. Vested RSUs are payable in an equivalent number of shares of Common Stock in accordance with the terms of the applicable plan and grant.

(b) Excludes 40,000 shares of Common Stock held by Mr. Berlind's wife, as to which Mr. Berlind disclaims beneficial ownership.

(c) Includes 3,593 shares of Common Stock held by Mr. Fuld's children, as to which Mr. Fuld acts as custodian.

(d) Held by Mr. Kaufman's various family trusts, foundations and partnerships. Mr. Kaufman has sole voting and sole investment power over 10,000 shares and shared voting and shared investment power over 25,000 shares.

        COMPENSATION COMMITTEE REPORT OF EXECUTIVE OFFICER COMPENSATION

     The Company's Compensation and Benefits Committee (the "Committee") makes decisions with respect to the compensation of the Company's Chief Executive Officer and the other Executive Officers. The Committee is composed of John D. Macomber, who chairs the Committee, John F. Akers and Dina Merrill.

     In making its decisions with respect to the compensation of Executive Officers, the Committee has adopted several practical and philosophical positions:

          - Deliver a significant portion of total compensation in equity-based awards, thereby aligning the financial interest of Executive Officers with Stockholders and encouraging prudent long-term strategic decisions. Where feasible, based on market conditions and other factors, shares will be repurchased in the market to avoid Stockholder dilution.

          - Tie compensation for Executive Officers to annual and long-term performance goals, which further harmonizes the interests of Executive Officers with those of Stockholders and rewards Executive Officers for achievements.

          - Ensure that compensation opportunities are comparable with those at major competitors, so that the Firm may recruit and retain talented Executive Officers who are key to the Company's long-term success.

     The elements and weightings of the compensation program at the Company are comparable to those used in the investment banking industry, but are considerably different from those of other major corporations operating in different industries. Total compensation is comprised of base salary and both cash and non-cash incentive compensation. Base salaries are intended to make up a small portion of total compensation. The greater part of total compensation is based on the Company's financial performance and other factors and is delivered through a combination of cash and equity-based awards. This approach results in overall compensation levels which will vary significantly with the financial performance of the Company.

     As in 1994 and 1995, a key element of Executive Officer compensation for 1996 was preestablished compensation formulas for each Executive Officer, which in 1996 were based on the Company's return on equity. The formulas were intended to provide a specific amount of cash and restricted stock units ("RSUs"), which have significant vesting and sales restrictions. The percentage of total compensation consisting of RSUs for Executive Officers increases with the level of executive responsibility. (The Committee has taken a similar approach in the RSU award program for employees, by paying a percentage of employee compensation in RSUs, with the percentage increasing commensurate with employee compensation levels.)

     As in 1995, the 1996 Executive Officer Compensation included a long-term incentive plan ("LTIP") as a component of total compensation. Whereas the cash and RSU components of total compensation are based upon annual performance goals, the LTIP awards performance stock units over a longer period. Under the LTIP, return on equity for 1996 and shareholder return through the end of 1997 determine an award of RSUs which does not vest until the end of 2002. The shareholder return component of the LTIP seeks to further align executive performance with Stockholder interests. The vesting component seeks to encourage the retention of talented executives, particularly if the Company's return on equity and stock price for 1996 and 1997 result in a meaningful award.

     In determining overall Executive Officer compensation for 1996, the Committee also considered a number of business factors and conditions. 1996 was a record year for the Company which posted the highest level of revenues, pretax income and net income in its history. Productivity improved dramatically, expenses were further reduced and the balance sheet was strengthened. In addition, the Committee reviewed compensation provided in the prior year, along with estimates of compensation for the current year, for the companies comprising the peer group (the "Peer Group") utilized for the Performance Graph on page 17. In making their determinations, the Committee had available to it third-party advisors knowledgeable of industry practices.

     The Committee also utilized stock option awards to further encourage Executive Officers to strive for long-term Stockholder value. The options were awarded with exercise prices equal to fair market value and vesting in four and one-half years. Vesting accelerates ratably in thirds as the market price of the Common Stock increases to levels well above the issuance price. The Committee believes that options assist the Firm in maintaining a competitive compensation program.

     In establishing 1996 compensation for Richard S. Fuld, Jr., the Company's Chairman and Chief Executive Officer, the Committee considered the following performance factors (to which it did not assign any specific relative weights):

     - Overseeing the improving financial performance of the Company.

     - Building and growing higher margin businesses.

     - Developing further the Company's global franchise, particularly in Europe.

     - Implementing a plan to exit businesses which are not part of the Firm's strategic focus.

     In addition to these specific criteria, the Committee evaluated Mr. Fuld on his contributions in building and maintaining an effective management team, and in general, on initiatives taken to build long-term Stockholder value for Lehman Brothers.

     On the general criteria of leadership, management and governance, it is the Committee's judgment that Mr. Fuld's 1996 performance was above expectations. In addition, the actual financial results of the Company for 1996 were higher than for 1995. Since the major portion of Mr. Fuld's compensation is based on financial results, his 1996 compensation reflects an increase from 1995.

     Section 162(m) of the Internal Revenue Code limits the tax deductibility of compensation in excess of $1 million unless the payments are made under qualifying performance-based plans. For the compensation year ending December 31, 1996, these procedures were adhered to. While the Committee currently seeks to maximize the deductibility of compensation paid to named Executive Officers, it will maintain flexibility to take other actions which may be based on considerations other than tax deductibility.

                                          COMPENSATION AND BENEFITS COMMITTEE:

                                          John D. Macomber
                                          John F. Akers
                                          Dina Merrill
                                          February 14, 1997

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last completed fiscal year, John D. Macomber and Dina Merrill served on the Committee. Neither of these individuals, nor John F. Akers (who was elected to the Committee in January 1997), have ever served as an officer or employee of the Firm.

EXECUTIVE COMPENSATION

     The following table shows, for the calendar years ending December 31, 1996, 1995 and 1994, as applicable, the cash and other compensation paid or accrued and certain long-term awards made to the Named Executives for services in all capacities. Mr. Hintz was hired in March of 1996. Mr. Callaghan was not an Executive Officer of the Company prior to 1996.

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM COMPENSATION
                                                                      ---------------------------------------
                                        ANNUAL COMPENSATION                     AWARDS               PAYOUTS
                                 ----------------------------------   ---------------------------   ---------
                                                          OTHER       RESTRICTED                    LONG-TERM
   NAME AND PRINCIPAL                                     ANNUAL        STOCK           OPTIONS/    INCENTIVE    ALL OTHER
      POSITION AT                SALARY      BONUS     COMPENSATION     AWARDS            SARS       PAYOUTS    COMPENSATION
   DECEMBER 31, 1996      YEAR     ($)        ($)          ($)           ($)           (# SHARES)      ($)          ($)
------------------------  ----   -------   ---------   ------------   ----------       ----------   ---------   ------------
R. S. Fuld, Jr..........  1996   750,000   2,000,000           0       3,927,994(a)       375,000          0        7,528(b)
  Chairman and            1995   750,000   1,450,000           0       2,750,010          400,000          0        7,556
  Chief Executive
  Officer                 1994   750,000     675,000      85,093       2,375,000          317,004    858,529        8,562

J. L. Cecil.............  1996   450,000   1,950,000           0       2,285,379(a)       250,000          0            0
  Chief Administrative    1995   450,000   1,787,500           0       1,203,131          200,000          0            0
  Officer                 1994   432,692   1,167,308      80,000         820,000           80,000          0            0

J. M. Callaghan.........  1996   450,000     950,000           0         857,018(a)       100,000          0            0
  Chief of Operations
  and Technology

C. B. Hintz.............  1996   349,615     747,749           0       1,023,356(c)       100,000          0            0
  Chief Financial
  Officer

T. A. Russo.............  1996   450,000     550,000           0         714,182(a)       100,000          0            0
  Chief Legal Officer     1995   450,000     552,500           0         371,873          100,000          0            0
                          1994   450,000     825,000       8,438         325,000           75,120    107,529            0

---------------
(a) 1996 amounts represent RSUs awarded under the Company's 1996 Management Ownership Plan on December 31, 1996. These RSUs vest and convert to Common Stock on November 30, 2001. RSUs cannot be sold or transferred until they convert to Common Stock. The value indicated above reflects the average closing trading price of the Company's Common Stock for the last three days of fiscal 1996, $29.21, which is also the undiscounted payment price for the 1996 RSUs. The total number of RSUs held by Messrs. Fuld, Cecil, Callaghan and Russo, is: 438,681.66, 187,982.79, 124,708.37, and 65,851.03,
    respectively, and the total value of such RSUs based on the December 31, 1996 closing price is $31.375 of $13,763,637, $5,897,960, $3,912,725 and
    $2,066,076.

(b) Amounts reported under "All Other Compensation" for 1996 consist of the dollar value of above-market earnings on deferred compensation. Included are credits to compensation deferred pursuant to the Executive and Select Employees Plan, which was established in 1985, and Lehman Brothers Kuhn Loeb Deferred Compensation Plans, which were established in 1977 and 1980.

(c) These RSUs were granted in accordance with Mr. Hintz's compensation arrangement. See "Employment Contracts and Other Arrangements with Executive Officers." The 20,802.44 RSUs vest twenty percent per year, beginning January 1, 1997. The value indicated above for the 20,802.44 RSUs reflects the closing price of the Company's Common Stock, $25.00, on March 21, 1996 and generally is the undiscounted purchase price for the award. Eighty percent of the remaining 20,648 RSUs vest on July 1, 1997, and twenty percent vest on July 1, 2001. Each such vested RSU converts to one share of Common Stock on July 1, 2001. The value indicated above for the 20,648 RSUs reflects the mid-year price of the Company's Common Stock, $24.375, the undiscounted payment price for the award. The total value of the 41,450.44 RSUs based on the December 31, 1996 closing price of $31.375 is $1,300,508.

     The following table contains information concerning the grant of nonqualified stock options in 1996 to the named executives:

                           OPTION/SAR GRANTS IN 1996

                                     INDIVIDUAL GRANTS
    ------------------------------------------------------------------------------------
                                                 PERCENT OF
                                                   TOTAL
                                                OPTIONS/SARS
                                  NUMBER OF      GRANTED TO      EXERCISE                   GRANT DATE
                                 OPTIONS/SARS    EMPLOYEES     PRICE ($/PER   EXPIRATION     PRESENT
               NAME               GRANTED(a)      IN 1996         SHARE)         DATE      VALUES($)(b)
    ---------------------------  ------------   ------------   ------------   ----------   ------------
    R. S. Fuld, Jr.............     375,000         14.29%       $ 24.000       03/17/01    $1,653,750
    J. L. Cecil................     250,000          9.52%       $ 24.000       03/17/01    $1,102,500
    J.M. Callaghan.............     100,000          3.81%       $ 24.000       03/17/01    $  441,000
    C. B. Hintz................     100,000          3.81%       $ 24.500       05/27/01    $  455,000
    T. A. Russo................     100,000          3.81%       $ 24.000       03/17/01    $  441,000

---------------
(a) Granted on March 18, 1996, except for Mr. Hintz, whose grant date was May 28, 1996. These options have a five-year term. The options become exercisable in one-third increments when the closing price of the Common Stock on the NYSE reaches $28, $30, and $32 for 30 consecutive trading days (the "Closing Price Conditions"). The Closing Price Conditions of $28 and $30 were satisfied in January 1997 and therefore two/thirds of the options, are currently exercisable. The remaining one/third becomes exercisable in four and one-half years or upon satisfaction of the $32 Closing Price Condition.

(b) These values were calculated using the Black-Scholes option pricing model as of the grant date. The Black-Scholes model is a mathematical formula which is widely used and accepted for valuing traded stock options. The model is premised on immediate exercisability and transferability of the options. This is not true for the Company's options granted to Executive Officers. Therefore, certain discounting assumptions about the time of exercise and risk of forfeiture were applied, as indicated below. Any estimated value will depend on the market value of the Common Stock at a future date. The values shown were calculated using the following assumptions: the exercise price is equal to 100% of the closing price of the Common Stock on March 18, 1996 and May 28, 1996; the dividend rate is $0.20 per share for 1996 based on the Company's actual regular quarterly dividends; the risk-free rate of return equal to the yield for the U.S. Treasury strip security with a maturity date closest to the expiration date of the option grant; and expected stock price volatility used is the historic volatility of the Peer Group. In addition, the assumed option term of the awards reflects the likelihood of exercise before the expiration of the maximum term. Stock options such as these with a five year term are assumed to be exercised in three years. The adjustment for non-transferability or risk of forfeiture during the vesting period is 10% per annum.

     The following table sets forth information concerning LTIP awards made in 1996 to the Executive Officers.

                  LONG-TERM INCENTIVE PLANS -- AWARDS IN 1996

                                                   MINIMUM         TARGET           PERFORMANCE OR
                                                  NUMBER OF      NUMBER OF        OTHER PERIOD UNTIL
                      NAME                        UNITS(#)      UNITS (#)(a)     MATURATION OR PAYOUT
------------------------------------------------  ---------     ------------     --------------------
R. S. Fuld, Jr. ................................      0            124,324          November 30, 2002
J. L. Cecil.....................................      0             93,243          November 30, 2002
J. M. Callaghan.................................      0             31,081          November 30, 2002
C. B. Hintz.....................................      0             31,081          November 30, 2002
T. A. Russo.....................................      0             31,081          November 30, 2002

---------------
(a) Performance Stock Units ("PSUs") will be awarded based on the Company's 1996 return on equity and the total return to Stockholders (which includes dividends and stock price appreciation) from January 1, 1996 through January 31, 1998, except for Mr. Hintz, who joined Lehman Brothers in March 1996 and has a performance period covering April 1, 1996 through January 31, 1998. Stockholder return must be at least 7% per year before any units are earned, and must be 22% for the performance period for 100% of the above units to be earned. Total awards may exceed 100% if higher Stockholder return levels are achieved. PSUs earned, if any, will convert to RSUs on January 31, 1998 and vest on November 30, 2002.

     The following table shows the number of shares of the Common Stock represented by outstanding stock options held by each of the Executive Officers as of December 31, 1996. The exercise price of a portion of the options represented by these shares was lower than the closing price of the Common Stock at year-end, and thus some of these options were "in-the-money" as of such date. During 1996, other than Mr. Fuld, none of the Executive Officers exercised any of the Company's stock options.

           AGGREGATED OPTION/SAR EXERCISES IN 1996 AND YEAR-END 1996
                               OPTION/SAR VALUES

                                                        NUMBER OF SECURITIES
                                                             UNDERLYING                VALUE OF UNEXERCISED
                                                         UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                                                        AT DECEMBER 31, 1996          AT DECEMBER 31, 1996(a)
                       SHARES ACQUIRED     VALUE     ---------------------------   -----------------------------
        NAME             ON EXERCISE     REALIZED    EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------  ---------------   ---------   -----------   -------------   -------------   -------------
R. S. Fuld, Jr. .....       15,000       $ 106,875     359,230        717,774      $4,421,368.88   $6,583,559.63
J. L. Cecil..........            0               0     119,999        410,001      $1,413,321.88   $3,600,428.13
J.M. Callaghan.......            0               0     129,173        258,588      $1,536,024.13   $2,475,279.25
C. B. Hintz..........            0               0           0        100,000      $        0.00   $  687,500.00
T. A. Russo..........            0               0      83,412        191,708      $1,019,803.13   $1,772,426.88

---------------
(a) The value represents the excess of $31.375, the closing price of the Lehman Brothers Common Stock on December 31, 1996 on the NYSE, over the exercise prices of these options.

PENSION BENEFITS

     Lehman Brothers Holdings Inc. Retirement Plan (the "Holdings Retirement Plan") is a funded, qualified, noncontributory, integrated, defined benefit pension plan covering eligible employees.

     All employees of the Company or a designated subsidiary who have attained the age of 21 and completed one year of service are generally eligible to participate in the Holdings Retirement Plan. The Holdings Retirement Plan formula provides for an annual retirement benefit payable at age 65, calculated as a straight life annuity. Pensionable earnings are total Form W-2 earnings (plus elective deferrals under the Lehman Brothers Holdings Inc. Tax Deferred Savings Plan and certain other health plan deferral amounts) up to the Internal Revenue Service maximum of $150,000 in 1995 and 1996. For each year of plan participation prior to 1989, the annual accrual was based on percentages of pensionable earnings up to and in excess of the social security taxable wage base. After 1988 the annual accrual is equal to one percent of pensionable earnings up to the average Social Security taxable wage base plus 1.65% of pensionable earnings in excess of the average taxable wage base. Generally, participants have a non-forfeitable right to their accrued benefits upon completing five years of vesting service. As of December 31, 1996, the estimated annual projected benefits payable upon retirement at a normal retirement age of 65 for Messrs. Fuld, Cecil, Russo and Callaghan are $98,825.18, $50,079.84, $32,083.30 and $32,267.92, respectively. Mr. Hintz is not yet a participant in the Holdings Retirement Plan.

                  EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS
                            WITH EXECUTIVE OFFICERS

     Pursuant to its authority to accelerate the vesting and waive transfer restrictions for grants of RSUs, in 1994 the Committee determined to accelerate the vesting and transfer restrictions of the RSUs received by the Executive Officers (and made comparable provisions for all other employees) in the event of a Hostile Change of Control, which generally means a tender offer, acquisition of 20% of the Company's voting securities or a change of a majority of the incumbent Board of Directors, in each case without the prior approval of a majority of the independent members of the incumbent Board of Directors. To the extent there is a Change of Control which is not Hostile, then the RSUs would be paid out but the difference between the acquisition price and the RSU value at grant would be deferred for the shorter of two years or the term of any remaining restrictions and the conditions of the original RSU grant would govern the deferred amounts. Comparable arrangements were implemented for options and restricted stock held by the Executive Officers and all other employees. Prior to conversion to RSUs, PSUs have pro rata cash payouts in a Change in Control. In addition, under a Cash Awards Plan, if a Change of Control occurs within six months after a grant of RSUs, then the Chief Executive Officer receives a payment equal to 350% of his previous annual cash compensation, the Chief Administrative Officer shall receive 300% and the other Corporate Management Committee members shall receive 200%.

     In connection with his joining the Firm as Chief Financial Officer, LBI entered into an agreement with Mr. Hintz guaranteeing him an annual compensation of at least $1.5 million in 1996 and $1.3 million in 1997. This agreement expires December 31, 1997.

                               PERFORMANCE GRAPH

     The performance graph below compares the performance of the Company's Common Stock for each fiscal quarter following the May 31, 1994 spin-off from American Express, with that of the S&P 500 Index and the Company's Peer Group (Morgan Stanley Group Inc., The Bear Stearns Companies Inc. and Salomon Inc). The graph assumes $100 is invested in the Company's Common Stock on May 31, 1994, using the closing price of $18, and that all dividends were reinvested.

                            TOTAL RETURN PERFORMANCE

        MEASUREMENT PERIOD            LEHMAN BROTHERS
      (FISCAL YEAR COVERED)            HOLDINGS INC.         S&P 500           PEER GROUP
5/31/94                                   100.00              100.00              100.00
8/31/94                                    90.97              104.91               97.38
11/30/94                                   83.61              100.85               83.04
2/28/95                                   101.94              108.97               93.10
5/31/95                                   111.25              119.73              105.80
8/31/95                                   133.06              126.76              112.92
11/30/95                                  127.78              137.05              113.75
2/29/96                                   139.86              145.51              123.91
5/31/96                                   138.75              152.55              131.70
8/30/96                                   120.28              149.63              133.18
11/29/96                                  165.00              173.49              155.41

               CERTAIN TRANSACTIONS AND AGREEMENTS WITH DIRECTORS
                             AND EXECUTIVE OFFICERS

     In the ordinary course of business, the Firm from time to time engages in transactions with other corporations or financial institutions whose officers or directors are also Executive Officers or Directors of the Company. Transactions with such corporations and financial institutions are conducted on an arm's-length basis and may not come to the attention of the Directors or Executive Officers of the Company or those of the other corporations or financial institutions involved.

     From time to time, Executive Officers and Directors of the Company and their associates may be indebted to the Company or its subsidiaries under lending arrangements offered by those companies to the public. For example, such persons may be indebted to LBI, as customers, in connection with margin account loans, revolving lines of credit and other extensions of credit. Such indebtedness is in the ordinary course of business, is substantially on the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and does not involve a more than normal risk of collectibility or present other unfavorable features. In addition, such Executive Officers, Directors and associates may engage in transactions in the ordinary course of business involving other goods and services provided by the Firm, such as investment services, limited partnership investments and financial counseling, on terms similar to those extended to employees of the Company generally. From time to time since the beginning of the 1996 fiscal year, the Company, through certain of its subsidiaries, in the ordinary course of business has provided investment, financial advisory and other services to certain corporations and entities with which its Directors and prior Directors are affiliated.

     In March 1996, the Company advanced approximately $3.1 million to T. Christopher Pettit, the former President and a former Director of the Company. Of the advance, $2.9 million was repaid in early 1997 and the balance is expected to be repaid by mid-year 1997.

     In April 1996, the Company entered into a one-year consulting agreement with Henry Kaufman & Company, Inc. ("HK Company") pursuant to which HK Company will provide, upon request, advice to the Firm on global initiatives, economic forecasts and other matters. HK Company receives a consulting fee of $12,500 per month. Henry Kaufman, a Director of the Company, is a principal of HK Company.

     In June 1996, LBI advanced $1 million to Jeremiah Callaghan, the Company's Chief of Operations and Technology. The advance, which bore interest at the margin loan rate, was repaid in full in early 1997.

     Lehman Brothers Capital Partners II, L.P. ("Capital Partners II") is a limited partnership established in 1988 to provide senior officers and other employees of the Firm with an opportunity to invest in a portfolio of various investment opportunities on a leveraged basis. Directors of the Company were also given an opportunity to invest in Capital Partners II. During 1996, Mr. Fuld and Mr. Berlind received $277,204 and $415,806, respectively, in income distributions from Capital Partners II.

     Lehman Brothers Capital Partners III, L.P. ("Capital Partners III") is a limited partnership established in 1995 to provide senior officers and other employees, consultants and directors of the Firm with the opportunity to invest in a portfolio of investment opportunities. The partnership may enter into high risk investment opportunities of all kinds in all markets globally. Each of the Executive Officers and Messrs. Berlind and Kaufman are limited partners in the partnership. The Company as general partner is making a capital contribution to the partnership of up to $200 million and the limited partners are contributing an aggregate of $25 million. The amount of the general partner's capital contribution, together with a preferred rate of return, will generally be distributed to the general partner before any distributions are made to the limited partners. As a result, the limited partners may not receive a return of any of their capital. After the general partner has received its capital contribution and preferred return, any subsequent profits are divided 90% to the limited partners and 10% to the general partner. There were no distributions on investments in Capital Partners III during fiscal 1996.

           CERTAIN TRANSACTIONS AND AGREEMENTS WITH AMERICAN EXPRESS
                                AND SUBSIDIARIES

     American Express has invested $29.4 million in two merchant banking partnerships in which subsidiaries of the Company act as general partner, and American Express received partnership distributions in an aggregate amount of $6.9 million in respect of these investments in 1996.

     Lehman Brothers Financial Resource Accounts include, as one of the features of the integrated financial services accounts, the Gold Card issued by American Express Travel Related Services Company, Inc. ("TRS"), for which LBI pays TRS a portion of the fees received from the holders. LBI and TRS agreed in May 1994 to extend such arrangements for a three-year period on an exclusive basis. TRS also provides the Corporate Card to employees of the Firm for which TRS receives annual fees. In January 1994, the Company agreed to consolidate all of the Firm's domestically initiated business travel reservations through TRS Travel Center in Omaha. LBI and TRS agreed in May 1994 to extend such arrangements with respect to the Corporate Card and travel services for 5 years, with TRS as the sole provider of such services.

     In August 1990, American Express agreed to guarantee certain payments to employees who were then active employees of the Company under certain deferred compensation programs. As of December 31, 1996, deferred compensation with an aggregate balance of approximately $138 million was covered by this guarantee. The Company pays American Express an annual fee equal to 0.625% on approximately two-thirds of the outstanding balance under such deferred compensation plans, in consideration of American Express maintaining the guarantee, which is scheduled to expire in August 2000.

     On June 28, 1991, Lehman sold its subsidiary, The Balcor Company, to a wholly owned subsidiary of American Express. In connection therewith, there remains an interest bearing note with an unpaid principal amount of $150 million as of December 31, 1996, with a maturity of December 31, 2000, payable by American Express to the Company. Portions of this note will be prepaid by American Express prior to such date in proportion to the Company's payments and prepayments on any indebtedness related to the World Financial Center.

     In February 1996, the Company repurchased, at the request of American Express, $200 million of 8.44% Cumulative Preferred Stock held by an American Express subsidiary for an aggregate repurchase price of $202 million. The repurchased preferred stock was then retired by the Company.

     The Firm, from time to time, provides investment banking, commercial paper placement, brokerage and various other financial services such as repurchase transactions, investment advisory, strategic advisory and derivative products to American Express and its subsidiaries, including acting as placement agent for medium-term notes, dealer for commercial paper and advisor regarding certain dispositions. The Firm, American Express and its subsidiaries also engage in the ordinary course of business in various trading and short-term funding transactions, including foreign exchange and precious metals transactions. In addition to the services referred to above, American Express and its subsidiaries provide banking and other financial services to the Firm. All of these transactions are done on an arms-length basis with customary fees.

     The Company and American Express entered into an Agreement dated May 26, 1994 (the "Tax Allocation Agreement"), which provided for the allocation, settlement and payment of the Company's federal, state and local income tax liabilities for the years during which the Company and any of its subsidiaries were included in the American Express consolidated Federal income tax return or any combined or unitary state and local tax returns. Under the terms of the Tax Allocation Agreement, American Express retained significant control and discretion over issues relating to the allocation, settlement and payment of the covered tax liabilities, including the resolution of proposed audit adjustments. For income tax filings relating to periods commencing on or after June 1, 1994 (the spin-off date), the Company files its own consolidated Federal income tax return and applicable state and city filings.

     The Company, LBI and Lehman Commercial Paper Inc. (collectively, the "LB Co-tenants") are co-tenants together with American Express and certain of its subsidiaries (the "AXP Co-tenants" and, together with the LB Co-tenants, the "Co-tenants") of the leasehold interest in 3 World Financial Center in New York City (the "Property"). The Co-tenants' relationship with respect to the Property is governed by an Agreement of Tenants-In-Common. The agreement provides, among other things, that each Co-tenant is obligated to pay its proportionate share of all Property obligations and limits the actions that may be taken by individual Co-tenants. The AXP Co-tenants and LB Co-tenants are liable, on a limited recourse basis, for their proportionate share of the debt (with maturities through the year
2000) issued by the Co-tenants to finance the Property. The LB Co-tenants' share of such debt as of December 31, 1996 amounts to approximately $219 million and has been guaranteed by American Express. Certain of such debt is secured by a first and/or second mortgage granted on the interest of the Co-tenants as tenants-in-common in the Property.

              CERTAIN TRANSACTIONS AND AGREEMENTS WITH NIPPON LIFE

     The Company, American Express and Nippon Life entered into a Business Association Agreement in 1987. The Company and Nippon Life have conducted certain personnel exchanges pursuant to such agreement.

     On October 3, 1988, the Company entered into a loan agreement with Nippon Life and borrowed Yen 5 billion maturing October 5, 1998. The Company prepaid this borrowing on April 5, 1996. This borrowing was used to meet the Company's general funding requirements. Interest on any advance outstanding under the loan was paid at a rate of 5.5% per annum.

     Nippon Life invested $137 million in a merchant banking partnership in which a subsidiary of the Company acts as general partner. Nippon Life has received partnership distributions in an aggregate amount of $46.7 million in respect of this investment for fiscal 1996.

     The Company's relationship with Nippon Life also provides the Company with access to numerous Asian institutions for private placements and underwritings.

     The Firm from time to time engages in certain investment banking, brokerage and other trading activities, including securities lending arrangements, with Nippon Life in return for commissions and fees which are negotiated on an arm's-length basis.

     Each of the Company and Nippon Life owns 50% of the outstanding capital stock of PanAgora Asset Management Inc. ("PanAgora") and PanAgora Asset Management Limited ("PanAgora Ltd."). Nippon Life and the Company also are parties to an agreement regarding the cooperation and management of PanAgora and PanAgora Ltd. The PanAgora entities may act as advisor or subadvisor to funds sponsored by or sold or distributed to clients of the Firm and the Firm may provide research, brokerage, distribution and other financial and administrative services to the PanAgora entities or the funds which they advise.

         AGREEMENT AMONG THE COMPANY, AMERICAN EXPRESS AND NIPPON LIFE

     Pursuant to a 1987 Investment Agreement, as amended in 1990 ("Investment Agreement"), Nippon Life has the right to nominate, and American Express will vote its shares of Voting Stock for, two Directors to the Company's Board of Directors, one of whom will serve on the Finance Committee of the Board of Directors, (provided, however, that American Express must vote its shares of Preferred Stock in the same manner as other Common Stockholders). These rights continue so long as Nippon Life owns shares of Voting Stock, with a value (as determined in accordance with the Investment Agreement) equal to not less than two-thirds of the aggregate purchase price of the Series A Preferred Stock ($508.3 million), as adjusted (the "Investor's Minimum Investment"). Except to the extent Nippon Life may participate in the management of the Company through its nominees, Nippon Life has agreed that it will not, alone or in concert with any other person, seek to affect or influence the control of the management or business operations of the Company. Voting Stock means all securities issued by the Company having the ordinary power to vote in the election of Directors of the Company, other than securities having such power only upon the occurrence of a default or any other extraordinary contingency. Nippon Life has, so long as it owns the Investor's Minimum Investment, the right to purchase a pro rata share (based on its then current percentage equity interest in the Company) of any voting equity security or any securities convertible into or exchangeable for shares of voting equity securities issued by the Company (excluding shares of any such security offered pursuant to the Company's employee benefit plans, dividend reinvestment plans and other offerings other than for cash).

     In addition, under the Investment Agreement, as modified by a new investment agreement entered into in connection with the Company's spin-off from American Express in 1994, Nippon Life has a non-transferable right to exchange the Series A Preferred Stock held by it for common stock of American Express at an exchange price of $81 per share of American Express common stock, subject to certain anti-dilution adjustments (the "Exchange Price") until December 31, 1999. The Company also may redeem the Series A Preferred Stock held by Nippon Life or its affiliates if the average market price of American Express common stock exceeds the Exchange Price on the date notice of such redemption is given.

          CERTAIN TRANSACTIONS WITH OTHER INSTITUTIONAL INVESTORS AND
                               THEIR SUBSIDIARIES

     In December 1995, the Firm sold, pursuant to an asset purchase agreement, the retail businesses of six European branch offices of LBI to Prudential Securities Group Inc. and its affiliates. The sales price was comprised of certain specified payments at closing plus semi-annual earn-out payments over a three year post-closing period. The Firm received approximately $8 million from Prudential Securities and its affiliates in respect of such transaction through January 31, 1997. The sale was part of a series of moves that aligned the Firm's high net-worth sales force with its institutional businesses. Prudential Securities is a subsidiary of Prudential.

     In the ordinary course of business and at customary and usual fees therefor, the Firm may provide to Prudential and its subsidiaries, FMR Corp. and its subsidiaries, and other institutional stockholders brokerage and other financial services, and on the same basis, such companies may provide mutual fund, insurance and other financial services to the Firm.

                                   PROPOSAL 2

                    RATIFICATION OF THE COMPANY'S SELECTION
                                OF ITS AUDITORS

     The Board of Directors recommends to the Stockholders that they ratify the selection of Ernst & Young LLP, independent auditors, to audit the accounts of the Firm for fiscal year 1997.

     The affirmative vote of the majority of Voting Stock present in person or by proxy at the meeting is required to ratify the selection of auditors. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes will have no impact on such matter since they are not considered "shares present" for voting purposes.

     In the event that the Stockholders fail to ratify the appointment, the Board of Directors will consider it a direction to select other auditors for the subsequent year. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a new independent accounting firm at any time during the year if the Board feels that such a change would be in the best interests of the Company and its Stockholders.

     A representative of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL NO. 2.

                                 OTHER MATTERS

     Management does not know of any business to be transacted at the meeting other than as indicated herein. Should any such matter properly come before the meeting for a vote, the persons designated as proxies will vote thereon in accordance with their best judgment.

     You are urged to sign, date and return the enclosed proxy in the prepaid envelope provided for such purpose. It is hoped that registered Stockholders will give us advance notice of their plans to attend the Annual Meeting by marking the box provided on the proxy card.

     If you will need special assistance at the Annual Meeting because of a disability, please contact the Corporate Secretary of the Company at (212) 526-1911 or at Karen Manson@usccmail.1ehman.com. Directions to the meeting are on the back page of this Proxy Statement.

     DEADLINE FOR SUBMITTING PROPOSALS FOR NEXT YEAR'S MEETING. Stockholders who intend to present proposals in connection with the Company's 1998 Annual Meeting of Stockholders must submit their proposals to the Corporate Secretary of the Company on or before October 20, 1997.

                                          KAREN C. MANSON
                                          Secretary

New York, New York
February 14, 1997

                DIRECTIONS TO THE LEHMAN BROTHERS HOLDINGS INC.
                      1997 ANNUAL MEETING OF STOCKHOLDERS

     The Firm's World Headquarters, site of the 1997 Annual Meeting of Stockholders, is located at 200 Vesey Street on the west side of lower Manhattan in the office complex known as the World Financial Center. The World Financial Center is a part of Battery Park City, a 10-acre development of office buildings, residences and parks amongst former Hudson River piers on the southwestern tip of Manhattan. It is connected to the World Trade Center by two pedestrian overpasses and is also accessible at street level by automobile.

BY SUBWAY

     Take any of the several subway lines (A, C, E, N, R or the 1, 2, 3, 4, 5, or 9 trains) that stop at or near the World Trade Center. Walk from the World Trade Center across the Westside Highway (also known as West Street) via one of the two pedestrian overpasses. The Company's offices are in 3 World Financial Center which is the building on the north side of the Winter Garden in the World Financial Center.

BY AUTOMOBILE OR TAXICAB

     Proceed to the Westside Highway in lower Manhattan, orienting toward the twin towers of the World Trade Center. Enter the World Financial Center, which is directly across the Westside Highway from the towers, by turning west on either Murray Street or Vesey Street. Proceed to the main entrance of 3 World Financial Center which is the building located at the corner of Vesey Street and the Westside Highway. There is only very limited underground parking in the building. Such parking requires the payment of a fee. Building security may inspect your car before permitting you to park.

LEHMAN BROTHERS

                                                            THIS IS YOUR PROXY.
                                                        YOUR VOTE IS IMPORTANT.

                               COMPANY HIGHLIGHTS

            1996 WAS A RECORD YEAR FOR LEHMAN BROTHERS HOLDINGS INC.

* The Firm earned, after a special item, a record $415 million in 1996.

* Net Income increased 84% from 1995.

* 1996 Earnings Per Share were $3.24, compared with $1.76 for 1995.

* The Board of Directors changed the Annual Common Stock Dividend Policy from $0.20 to $0.24 per share - a 20% increase in the dividend rate.



                                  DETACH HERE

/X/ Please mark votes in this example

        ---------------------------------------------------------------
        The Board of Directors recommends a vote FOR proposals 1 and 2.
        ---------------------------------------------------------------

1. Election of Class of Directors           2. Ratification of Ernst & Young LLP
                                               as independent auditors for
Nominees: Thomas H. Cruikshank, Henry          fiscal year 1997.
          Kaufman and John D. Macomber
                                               FOR         AGAINST       OBSTAIN
          FOR           WITHHELD               / /           / /           / /
          / /             / /
                                             3. To act on any business which
                                                may properly come before the
                                                Annual Meeting or any
                                                adjournment thereof.

/ /________________________________________
For all nominees as noted on the line above.


                                                 MARK HERE FOR
                                               ADDRESS CHANGE AND  / /
                                                 NOTE AT LEFT

                                                 MARK HERE IF YOU
                                                 PLAN TO ATTEND  / /
                                                   THE MEETING

                                                PLEASE SIGN, DATE AND MAIL YOUR,
                                                PROXY CARD PROMPTLY IN THE
                                                ENCLOSED ENVELOPE. IMPORTANT:
                                                Please sign exactly as your name
                                                or names appear hereon and when
                                                signing as attorney, executor,
                                                administrator, trustee or
                                                guardian, please give full title
                                                as such. If the signature is by
                                                a corporation, sign the full
                                                corporate name by a duly
                                                authorized officer.



Signature__________________________________ Date___________________

Signature__________________________________ Date___________________

                                  DETACH HERE

                         LEHMAN BROTHERS HOLDINGS INC.

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
P
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
R

O       Karen C. Manson, Karen M. Muller and Thomas A. Russo, or each of them
     (with full power to  act without the other and with full power of
X substitution) are hereby appointed attorneys and proxies to attend the Annual Meeting of Stockholders to be held on March 26, 1997, and at any
Y adjournment thereof, and to vote and act for the undersigned on the matters listed on the reverse side which are set forth on the accompanying Proxy Statement.

        This proxy revokes all previous proxies. Unless specified to the contrary, it will be voted FOR all proposals. In their discretion, the proxies are authorized to vote upon any matters which may properly come before the meeting or any adjournment.

                                                                     SEE REVERSE
                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE            SIDE